Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2021 relating to the financial statements and financial statement schedule of Grocery Outlet Holding Corp. and the effectiveness of Grocery Outlet Holding Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Grocery Outlet Holding Corp. for the year ended January 2, 2021.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 2, 2021